Del Monte Foods Company	NEWS RELEASE
P.O. Box 193575
San Francisco, CA 94119-3575
DEL MONTE FOODS COMPLETES MEOW MIX ACQUISITION

SAN FRANCISCO, May 19, 2006 — Del Monte Foods Company (NYSE: DLM) today announced that Del Monte Corporation, its wholly owned subsidiary, has completed its previously announced acquisition of Meow Mix Holdings, Inc. (“Meow Mix”) for approximately $705 million.
“The acquisition of Meow Mix will enhance the growth and margin potential of the entire Company and drive us toward our goal of creating a more value-added consumer packaged food company,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “This transaction and the acquisition of Milk-Bone, which is expected to close in early July, will give Del Monte a billion dollar pet business and improve the overall competitiveness of Del Monte’s pet products portfolio. It also enables us to deliver on our strategic commitment to expand our portfolio with leading brands that can support ongoing innovation.”
Del Monte announced its agreement to acquire Meow Mix, the maker of Meow Mix® brand cat food and Alley Cat® brand dry cat food, on March 2, 2006. The transaction includes Meow Mix’s newly renovated, state-of-the-art production facility in Decatur, Alabama, and is expected to provide Del Monte with $23 million in tax benefits. Del Monte funded the Meow Mix acquisition with the proceeds from the divestiture of its private label soup, infant feeding and food service soup businesses, cash from operations on hand as of the end of fiscal 2006 (April 30, 2006), cash generated to date in fiscal 2007 and $190 million in additional revolving and term debt.
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2005. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, Pounce® and Meaty Bone®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” and words of similar meaning. The forward-looking statements contained in this press release include statements related to the Meow Mix acquisition and the planned Milk- Bone acquisition and the expected impact of such transactions on the Company and its pet business.
Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement, including: failure to satisfy conditions necessary to consummate the planned acquisition of Milk-Bone on a timely basis if at all; future financial operating results of the Company including the Milk-Bone and Meow Mix businesses; costs and expenses relating to the acquisitions and financing thereof; failure to achieve expected synergies; and the Company’s future business plans.
Additional factors that may affect the Company’s future financial operating results and business plans are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its most recent quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
CONTACTS:

Media	Analysts
Melissa Murphy-Brown	Jennifer Garrison
Del Monte Foods	Del Monte Foods
(412) 222-8713	(415) 247-3382
# # #

2